Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the quarter ended September 30, 2007

Continued year over year growth driven by Loestrin 24 and Taclonex; Company updates full year 2007 financial guidance

ST. DAVID’S, BERMUDA, NOVEMBER 9, 2007 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended September 30, 2007. Revenue in the quarter ended September 30, 2007 totaled $226.5 million, an increase of 16.3%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of two products introduced in March 2006, LOESTRIN 24 FE and TACLONEX, which together contributed $36.5 million of revenue growth in the quarter ended September 30, 2007 compared to the prior year quarter.

The Company reported net income of $5.8 million ($0.02 per diluted share) in the quarter ended September 30, 2007 compared with a net loss of $81.0 million in the prior year quarter. Cash net income (“CNI”) in the quarter ended September 30, 2007 was $60.5 million. The Company’s results for the quarter ended September 30, 2007 included a $9.0 million expense for the previously disclosed tentative settlement of the one remaining class action lawsuit brought by direct purchaser plaintiffs in connection with the OVCON 35 litigation. Excluding the after-tax impact of this settlement reserve, adjusted CNI for the quarter ended September 30, 2007 was $69.3 million.

References in this release to “cash net income” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization of intangible assets and amortization (or write-off) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to cash net income and to adjusted cash net income for all periods are presented in the table at the end of this press release.

Revenue

Revenue in the quarter ended September 30, 2007 was $226.5 million, an increase of $31.8 million, or 16.3%, over the same quarter in the prior year. The primary drivers of the increase in revenue as compared to the prior year quarter were the net sales of two products introduced in March 2006, LOESTRIN 24 FE and TACLONEX.

Sales of our oral contraceptive products increased $8.8 million, or 14.4%, in the quarter ended September 30, 2007, compared with the prior year quarter. We began commercial sales of LOESTRIN 24 FE in March 2006 and launched promotional efforts behind the product in April 2006. LOESTRIN 24 FE generated revenue of $38.2 million in the quarter ended September 30, 2007, compared to $15.1 million in the prior year quarter. Filled prescriptions of LOESTRIN 24 FE increased 9.8% sequentially in the quarter ended September 30, 2007 compared to the quarter ended June 30, 2007. We introduced and began commercial sales of FEMCON FE in the second half of 2006, but did not initiate promotional efforts in support of the product until April 2007. FEMCON FE is a promotional priority for our Chilcott sales force and generated revenues of $9.4 million in the quarter ended September 30, 2007. Filled prescriptions of FEMCON FE increased 30.5% sequentially in the quarter ended September 30, 2007 compared to the quarter ended June 30, 2007. Net sales of ESTROSTEP decreased $7.6 million, or 29.5%, in the quarter ended September 30, 2007 compared to the prior year quarter. The decrease in ESTROSTEP net sales was primarily due to the shift of our promotional efforts away from this product beginning in April 2006 resulting in a 38.0% decline in filled prescriptions for the quarter ended September 30, 2007 compared with the same quarter in 2006. A portion of the reduced demand was offset by higher selling prices in the current quarter. The Company believes the decline in prescription demand and net sales will accelerate in the fourth quarter of 2007 as generic versions of ESTROSTEP were introduced in late October 2007. Following the launch of a generic ESTROSTEP product by Barr Laboratories, Inc., we partnered with Watson Pharma, Inc. to launch Tilia™, an authorized generic version of ESTROSTEP. OVCON net sales declined $16.1 million, or 75.6%, for the quarter ended September 30, 2007 compared with the prior year quarter. The decline in OVCON revenue was primarily due to the introduction of generic versions of OVCON 35 beginning in late October 2006, which led to an 88.3% decline in filled prescriptions for OVCON 35 for the quarter ended September 30, 2007 compared to the prior year quarter.

Sales of our dermatology products increased $14.1 million, or 17.7%, in the quarter ended September 30, 2007 compared to the prior year quarter, primarily due to a $13.4 million increase in TACLONEX sales. The increase in filled prescriptions for TACLONEX of 49.1% compared to the prior year quarter, was the primary driver of the increase in net sales. Net sales of DORYX increased $4.6 million, or 18.7%, in the quarter ended September 30, 2007 compared with the prior year quarter due to increased demand and higher average selling prices. DORYX prescriptions had been declining through the first half of 2007. In January 2007, we took steps to increase our Dermatology sales force’s promotional efforts with DORYX and those changes resulted in filled prescriptions of DORYX increasing 2.2% in the quarter ended September 30, 2007 compared to the prior year quarter. Sales of DOVONEX decreased $3.9 million, or 10.8%, in the quarter ended September 30, 2007 compared with the prior year quarter due to an 18.3% decline in filled prescriptions. The decline in filled prescriptions was partially offset by higher selling prices in the quarter compared with the prior year quarter. We believe the decline in filled prescriptions of DOVONEX in the quarter ended September 30, 2007 compared with the prior year quarter was due, in part, to our efforts to grow TACLONEX.

Sales of our hormone therapy products increased $5.8 million, or 15.9%, in the quarter ended September 30, 2007 compared with the prior year quarter. The launch of the low-

dose version of FEMHRT in 2006 slowed the decline of filled prescriptions in our hormone therapy portfolio. FEMHRT filled prescriptions were down 9.1% in the quarter ended September 30, 2007, compared with the prior year quarter, the impact of which was more than offset by higher selling prices. Filled prescriptions for ESTRACE CREAM were down 2.1% in the quarter ended September 30, 2007 compared with the prior year quarter, which was more than offset by higher selling prices.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $6.3 million, or 16.1%, in the quarter ended September 30, 2007 compared with the prior year quarter primarily due to the 14.9% increase in product net sales. Our gross profit margin on product net sales decreased to 79.7% in the current year quarter from 79.9% in the prior year quarter mainly due to a change in the mix of products sold. Our cost of sales for DOVONEX and TACLONEX (which include royalties based on our net sales, as defined in the relevant supply agreements), expressed as a percentage of product net sales, are significantly higher than the costs for our other products. In the quarter ended September 30, 2007, DOVONEX and TACLONEX together accounted for 29.1% of our products sold compared with 28.5% in the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended September 30, 2007 were $60.8 million, a decrease of $38.9 million, or 39.0%, from $99.7 million in the prior year quarter. Advertising and promotion expenses for the quarter ended September 30, 2007 decreased $5.6 million, or 32.2%, compared with the prior year quarter primarily due to product launch expenses incurred in the quarter ended September 30, 2006 related to LOESTRIN 24 FE and TACLONEX. Selling and distribution expenses for the quarter ended September 30, 2007 increased $2.2 million, or 10.7%, over the prior year quarter primarily due to the expansion of our field sales forces in the first half of 2007 to support the initiation of promotional activities for FEMCON FE. General, administrative and other expenses (“G&A”) in the quarter ended September 30, 2007 decreased $35.5 million, or 57.4%, over the prior year quarter. The quarter ended September 30, 2006 included a $14.9 million one-time stock compensation expense and a one-time expense relating to the termination of the sponsor advisory and monitoring agreement of $27.4 million, each of which were incurred as a result of the Company’s initial public offering in September 2006 (“IPO”). The quarter ended September 30, 2007 included a $9.0 million reserve related to the tentative settlement of the one remaining class action lawsuit brought by the direct purchaser plaintiffs in the OVCON 35 litigation. Excluding the impact of the $42.3 million of IPO related expenses and the $9.0 million settlement related to the OVCON 35 litigation, G&A expenses decreased by $2.2 million in the current quarter compared with the prior year quarter.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended September 30, 2007 was $24.1 million, an increase of $19.3 million, or 402.6%, compared with the prior year quarter. Included in the quarter ended September 30, 2007 was a $4.0 million upfront payment to Paratek

Pharmaceuticals, Inc. to acquire certain rights to novel tetracyclines for the treatment of acne and rosacea. Also included in the quarter ended September 30, 2007 was a $10.0 million milestone payment to LEO Pharma A/S (“LEO”), which was triggered by the Food and Drug Administration’s (“FDA”) acceptance of LEO’s New Drug Application (“NDA”) submission for TACLONEX Scalp Gel. Excluding the $14.0 million of payments during the quarter ended September 30, 2007, our internal R&D costs increased $5.3 million, or 110.5%, over the prior year quarter. The increase in our internal R&D activities was mainly due to costs incurred for ongoing clinical studies for two new oral contraceptives. We completed the enrollment of the first clinical study for a low-dose oral contraceptive in July 2007 and began to enroll patients into a clinical study for another novel oral contraceptive during the quarter ended September 30, 2007.

In November 2007, we entered into an agreement with NexMed, Inc. (“NexMed”). Under the terms of the agreement, we obtained the exclusive U.S. rights to develop and market NexMed’s topically applied alprostadil cream for the treatment of erectile dysfunction. NexMed submitted an NDA with the FDA on September 21, 2007 and is awaiting confirmation of acceptance of its submission. We paid an upfront fee of $0.5 million which will be recognized in R&D expense in the fourth quarter of 2007.

Interest income and interest expense (“Net Interest Expense”)

Net interest expense for the quarter ended September 30, 2007 was $28.3 million, a decrease of $27.4 million, or 49.2%, from $55.7 million in the prior year quarter. Included in net interest expense in the quarters ended September 30, 2007 and 2006 were $1.1 million and $10.7 million, respectively, relating to the write-off of deferred loan costs associated with the optional prepayments of $60.0 million and $405.0 million, respectively, of our senior secured credit facility. The decrease in net interest expense in the quarter ended September 30, 2007 was primarily the result of cumulative reductions in outstanding debt totaling $929.4 million from June 30, 2006 to September 30, 2007, offset partially by higher interest rates in 2007. The $929.4 million of cumulative debt reduction was accomplished through the use of cash generated from our free cash flow during the past four quarters and proceeds from our IPO.

Income taxes

Our effective tax rate for the quarter ended September 30, 2007 was 46.3%, which approximates the Company’s current estimate of the corporate effective tax rate for the full year 2007. The effective income tax rate for interim periods and the full year can be volatile due to changes in forecasted income among the various tax jurisdictions in which we operate.

Net Income and Cash Net Income

Reported net income for the quarter ended September 30, 2007 was $5.8 million, or $0.02 per share, and cash net income for the current quarter was $60.5 million, or $0.24 per share, based on 250.5 million diluted Class A common shares outstanding. In arriving at cash net income, we add back the after-tax impact of the book amortization of intangible assets and the amortization or write-off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended September 30, 2007, the marginal tax rates associated with the amortization of intangible assets was 8.7% and the rate for amortization and write-off of deferred financing costs was 9.9%.

The Company’s results for the quarter ended September 30, 2007 included a $9.0 million expense relating to the tentative settlement of the one remaining class action lawsuit brought by the direct purchaser plaintiffs related to the OVCON 35 litigation. Excluding the after-tax impact of this expense, adjusted cash net income for the quarter was $69.3 million, or $0.28 per share, based on 250.5 million diluted Class A shares outstanding.

Liquidity, Balance Sheet and Cash Flows

As of September 30, 2007, our cash and cash equivalents totaled $26.8 million and total debt outstanding was $1,292.5 million, with no borrowings outstanding under our revolving credit facility. We generated $42.0 million of cash from operating activities in the quarter ended September 30, 2007 compared with a use of cash of $(10.6) million in the prior year quarter. Net income for the quarter ended September 30, 2007 increased by $86.8 million from an $81.0 million net loss in the prior year quarter. Included in the quarter ended September 30, 2006 were one-time cash expenses related to our IPO, including a $27.4 million payment made to our Sponsors to terminate the advisory and monitoring agreement. During the quarter ended September 30, 2007 we prepaid $12.5 million related to a direct-to-consumer advertising campaign for LOESTRIN 24 FE, which will be included in advertising and promotion expense during the fourth quarter of 2007 and in 2008. Also impacting operating cash flows in the quarter ended September 30, 2007 was a decrease in accrued expenses of $17.3 million related to the payment of a portion of the settlements in the OVCON 35 litigation which were expensed during the six months ended June 30, 2007. This was partially offset by the $9.0 million reserve for the tentative settlement of the OVCON 35 litigation expensed in the quarter ended September 30, 2007.

2007 Financial Guidance Update

Based on the third quarter results and the current outlook for the remainder of 2007, the Company is updating its full year 2007 financial guidance.

We anticipate that full year 2007 revenues will be at the top end of the previously provided guidance range of $870 to $890 million based upon the current outlook for net sales of key products within the various product portfolios.

Total SG&A expense guidance is now anticipated to be within the range of $262 to $271 million. The increase relates to G&A expenses which are now expected to be in the range of $93 to $96 million due to higher than previously anticipated legal costs in the third and fourth quarters and the $9.0 million reserve recorded in the third quarter related to the OVCON 35 litigation. The Company’s expected total SG&A expenses do not include any amounts that may be payable in connection with any potential future settlements of its outstanding litigation. The full year 2007 guidance for R&D expense remains in the range of $54 and $57 million, which includes the $10 million milestone payment to LEO and the $4 million upfront payment to Paratek recognized this quarter. In addition, we anticipate that we will be at the low end of our previous guidance for the total income tax provision.

Based on this revised guidance, GAAP net income is expected to be in the range of $12 to $17 million. Adjusted cash net income, which adds back the after tax impact of book amortization of intangible assets, the amortization and write off of deferred financing costs and the expenses associated with litigation settlements through the nine months ended September 30, 2007, is expected to be in the range of $258 to $263 million. Using 250.6 million Class A common shares, the Company expects adjusted cash net income per share to be in the range of $1.03 to $1.05 for the full year 2007.

For a detailed view of the Company’s 2007 financial guidance please refer to the summary at the end of this press release.

Investor Conference Call

The Company is hosting a conference call, open to all interested parties, on Friday, November 9, 2007 beginning at 8:00 AM EST. The number to call within the United States and Canada is (888) 503-8171. Participants outside the United States and Canada should call (719) 325-2288. The conference ID number is 4883748. A replay of the conference call will be available from two hours after the call through midnight EST on December 7, 2007 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada.

The Company

Warner Chilcott is a leading specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription products in the women’s healthcare and dermatology therapeutic categories in the United States. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2006; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income (Loss)

Cash Net Income/(loss) and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of cash net income/(loss) and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of cash net income/(loss) and adjusted cash net income provide useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarter and nine months ended September 30, 2007 and 2006. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s 8.75% Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept-30-07		Sept-30-06	Sept-30-07		Sept-30-06
REVENUE:
Product net sales	$223,670		$194,668	$663,625		$548,099
Other revenue	2,794		—	8,233		—

Total revenue	226,464		194,668	671,858		548,099

COSTS & EXPENSES:
Cost of sales (excludes amortization)	45,490		39,186	142,383		108,204
Selling, general and administrative	60,760		99,671	208,808		198,978
Research and development	24,093		4,794	42,763		19,451
Amortization of intangible assets	57,054		63,151	172,161		185,125
Interest income	(895)		(1,721)	(3,928)		(2,506)
Interest expense	29,166		57,387	94,262		149,286
Accretion on preferred stock of subsidiary	—		8,484	—		26,190

INCOME / (LOSS) BEFORE TAXES	10,796		(76,284)	15,409		(136,629)
Provision for income taxes	5,003		4,744	6,221		8,361

NET INCOME / (LOSS)	5,793		(81,028)	9,188		(144,990)
Preferential distribution to Class L shareholders		(a)	20,891		(a)	65,112

Net income / (loss) attributable to Class A shareholders	$5,793		$(101,919)	$9,188		$(210,102)

Earnings (Loss) per share:
Class A - Basic	$0.02		$(0.95)	$0.04		$(2.20)

Class A - Diluted	$0.02		$(0.95)	$0.04		$(2.20)

Class L - Basic		(a)	$2.20		(a)	$6.33

Class L - Diluted		(a)	$2.20		(a)	$6.33

RECONCILIATION TO CASH NET INCOME/(LOSS) AND ADJUSTED CASH NET INCOME :
Net income / (loss) - GAAP	$5,793		$(81,028)	$9,188		$(144,990)
+ Amortization of intangible assets, net of tax	52,118		58,007	157,332		169,779
+ Amortization of deferred loan costs, net of tax	2,583		12,008	9,646		16,593

Cash net income/(loss)	$60,494		$(11,013)	$176,166		$41,382

Non-recurring, one-time charges included above (all net of tax):
+ Accretion on preferred stock of subsidiary	—		8,484	—		26,190
+ Sponsors’ management fee buyout in SG&A	—		27,423	—		27,423
+ One-time non-cash share-based compensation	—		14,586	—		14,586
+ Expenses related to litigation settlements	8,820		—	25,970		—

ADJUSTED CASH NET INCOME	$69,314		$39,480	$202,136		$109,581

(a)	All outstanding Class L common stock of the Company was converted into Class A common stock of the Company upon the Company’s IPO in September 2006.

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of September 30, 2007	As of December 31, 2006
ASSETS
Current assets:
Cash & cash equivalents	$26,762	$84,464
Accounts receivable, net	78,599	74,287
Inventories	53,410	66,376
Prepaid expenses & other current assets	77,815	70,678

Total current assets	236,586	295,805

Other assets:
Property, plant and equipment, net	54,264	46,035
Intangible assets, net	1,382,696	1,533,757
Goodwill	1,244,194	1,241,452
Other non-current assets	34,973	45,496

TOTAL ASSETS	$2,952,713	$3,162,545

LIABILITIES
Current liabilities:
Accounts payable	$21,442	$23,094
Accrued expenses & other current liabilities	158,908	136,101
Current portion of long-term debt	9,220	11,790

Total current liabilities	189,570	170,985

Other liabilities:
Long-term debt, excluding current portion	1,283,324	1,538,960
Other non-current liabilities	141,602	124,368

Total liabilities	1,614,496	1,834,313

SHAREHOLDERS’ EQUITY	1,338,217	1,328,232

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,952,713	$3,162,545

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-07	Sept-30-06	Sept-30-07	Sept-30-06
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$5,793	$(81,028)	$9,188	$(144,990)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	2,648	2,033	7,358	5,006
Amortization of intangible assets	57,054	63,151	172,161	185,125
Amortization of debt finance costs	2,866	13,505	10,533	19,019
Stock compensation expense	1,659	15,051	5,030	16,076
Accretion of preferred stock in subsidiary	0	8,484	0	26,190
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid expenses & other assets	(14,853)	(23,852)	(10,890)	(35,694)
(Increase) / decrease in inventories	(1,705)	(11,859)	12,966	(28,023)
(Decrease) / increase in accounts payable, accrued & other liabilities	(10,700)	(412)	15,323	6,045
(Decrease) / increase in income taxes and other, net	(729)	4,361	12,047	3,052

Net cash provided by / (used in) operating activities	42,033	(10,566)	233,716	51,806

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(6,700)	(7,200)	(21,100)	(260,136)
Capital expenditures	(4,032)	(2,992)	(12,026)	(11,374)

Net cash (used in) investing activities	(10,732)	(10,192)	(33,126)	(271,510)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank term credit facility	0	0	0	240,000
(Repayments) under bank term credit facility	(62,463)	(408,075)	(258,206)	(415,675)
Proceeds from share capital issue, net of expenses	0	1,005,682	0	1,005,682
Purchase of treasury stock	0	(6,330)	0	(6,330)
Retirement of preferred stock in subsidiary	0	(327,164)	0	(327,164)
Borrowings under revolving credit facility	0	64,600	0	84,600
(Repayment) of revolving credit facility	0	(64,600)	0	(84,600)
Other	(15)	164	(86)	(401)

Net cash (used in) / provided by financing activities	(62,478)	264,277	(258,292)	496,112

Net (decrease) / increase in cash and cash equivalents	(31,177)	243,519	(57,702)	276,408
Cash and cash equivalents, beginning of period	57,939	44,391	84,464	11,502

Cash and cash equivalents, end of period	$26,762	$287,910	$26,762	$287,910

WARNER CHILCOTT LIMITED

Reconciliation of Net Income / (Loss) to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-07	Sept-30-06	Sept-30-07	Sept-30-06
RECONCILIATION TO ADJUSTED EBITDA:

Net income / (loss) - GAAP	$5,793	$(81,028)	$9,188	$(144,990)

+ Interest expense, net	28,271	55,666	90,334	146,780
+ Provision for income taxes	5,003	4,744	6,221	8,361
+ Stepped up basis of inventory in cost of sales	—	—	—	1,464
+ Non-operating, sponsors’ management fees in SG&A	—	28,673	—	31,173
+ Non-cash share-based compensation expense	1,659	15,051	5,030	16,076
+ Depreciation	2,648	2,033	7,358	5,006
+ Amortization of intangible assets	57,054	63,151	172,161	185,125
+ R&D milestone expense	14,000	—	14,000	3,000
+ Accretion on preferred stock in subsidiary	—	8,484	—	26,190
+ Litigation settlements	9,000	—	26,500	—

Adjusted EBITDA of WCL, as defined	$123,428	$96,774	$330,792	$278,185

+ Expenses of WCL and other	2,599	150	5,050	305

Adjusted EBITDA of Warner Chilcott Holdings
Company III, Ltd., as defined	$126,027	$96,924	$335,842	$278,490

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-07	Sept-30-06	Sept-30-07	Sept-30-06
Oral Contraception (“OC”)
LOESTRIN 24 FE	$38.2	$15.1	$107.3	$22.7
FEMCON FE	9.4	—	20.8	—
ESTROSTEP FE	17.9	25.5	60.1	79.0
OVCON 35/50	5.2	21.3	12.1	68.5

Total OC	70.7	61.9	200.3	170.2

Hormone therapy (“HT”)
ESTRACE Cream	18.2	15.5	52.9	48.1
FEMHRT	16.8	15.1	47.3	41.7
FEMRING	3.4	2.8	10.7	7.9
ESTRACE Tablets	2.5	1.7	7.6	5.4
FEMTRACE	1.0	1.0	3.2	2.0

Total HT	41.9	36.1	121.7	105.1

Dermatology
DOVONEX	32.0	35.9	107.4	109.6
TACLONEX	33.1	19.7	97.3	37.7
DORYX	29.2	24.6	84.2	75.3

Total Dermatology	94.3	80.2	288.9	222.6

PMDD
SARAFEM	10.2	8.4	28.5	28.3

Other product sales
Other	0.8	2.8	2.8	7.2
Contract manufacturing	5.9	5.3	21.4	14.7

Total product net sales	223.8	194.7	663.6	548.1

Other revenue
Other non-product revenue	2.7	—	8.3	—

Total revenue	$226.5	$194.7	$671.9	$548.1

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Sept-30-07	Sept-30-06
Advertising & promotion	$11.8	$17.4
Selling & distribution	22.7	20.5
General, administrative & other	26.3	61.8

Total SG&A	$60.8	$99.7

	Nine Months Ended
	Sept-30-07	Sept-30-06
Advertising & promotion	$65.5	$55.0
Selling & distribution	66.7	55.7
General, administrative & other	76.6	88.3

Total SG&A	$208.8	$199.0

Warner Chilcott Limited

2007 Full Year Financial Guidance

(U.S. dollars in millions, except per share)

	Previous Guidance August 2007	Revised Guidance November 2007

Total Revenue	$870 to $890	$870 to $890 [1]

Gross margin as a % of revenue	79% to 80%	79% to 80%

SG&A Expenses:
Selling	$87 to $90	$87 to $90
A&P	$82 to $85	$82 to $85
G&A	$81 to $84	$93 to $96

Total SG&A Expense	$250 to $259	$262 to $271

Total R&D	$54 to $57	$54 to $57 [2]

Total income tax provision	6% to 7% of EBTA	6% of EBTA [3]

GAAP Net Income	$16 to $21	$12 to $17

Adjusted CNI	$250 to $255	$258 to $263 [4]

Adjusted CNI per share	$1.00 to $1.02	$1.03 to $1.05 [5]

[1]	Total revenue is anticipated to be at the higher end of the guidance range.
[2]	Total R&D consists of internal R&D anticipated to be in the range of $40 to $43 million, $10 million milestone payment to LEO Pharma and $4 million payment to Paratek.
[3]	A proxy for the total 2007 tax provision is estimated to be 6% of earnings before taxes and book amortization (“EBTA”).
[4]

A reconciliation of GAAP net income to adjusted cash net income adds back the expected after tax impact of amortization of intangibles ($208.5M), the expected after tax impact of deferred financing fees ($11.9M) and the expenses associated with the settlements of certain legal actions related to the OVCON 35 litigation ($26.0M) recorded during the nine months ended September 30, 2007.

[5]	Cash net income per share is based on 250.6 million fully diluted Class A shares.